UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K
______________________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2008

NITCHES, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-13851	95-2848021
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

10280 Camino Santa Fe
San Diego, California 92121
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (858) 625-2633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On September 30, 2008, Nitches, Inc., a California corporation, which is referred to as "we," "us," "our," or the "Company" in this report, entered into a share exchange agreement with Jennifer Mull. Under the terms of the share exchange agreement we sold all of the shares of Backwoods Equipment Company Corporation, or "Backwoods," that we held, which constituted all of the outstanding shares of Backwoods, to Ms. Mull, and in exchange, Ms. Mull transferred to us 360,000 shares of our common stock owned by her. In this report, we refer to this transaction as the "Exchange." Backwoods operates a chain of retail stores that sells outdoor lifestyle clothing and equipment.

     As reported on our Current Report on Form 8-K filed with the SEC on February 7, 2008, on February 1, 2008, we acquired all of the issued and outstanding shares of Backwoods from Ms. Mull in exchange for 360,000 shares of our common stock. The Exchange effectively unwinds that acquisition. We've operated Backwoods since February 1, 2008 with the intention of expanding the retail business. However, the recent uncertainty in the credit markets has rendered it more difficult and costly to finance the working capital requirements of the business and secure desired expansion capital. In connection with the Exchange, all liabilities associated with Backwoods are being transferred with the business. In addition Ms. Mull has agreed to indemnify us for any liabilities arising out of the operation of that business.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

     The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.01. As described above in Item 1.01, effective September 30, 2008, we sold Backwoods to Ms. Mull.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2008	NITCHES, INC.

	By:	/s/ Paul M. Wyandt
Paul M. Wyandt
Chief Financial Officer